MARKETING AGREEMENT

         THIS AGREEMENT is made as of October 18, 1995 by and between Innovative Accessories Inc., an Oklahoma corporation ("IA"), and Lund Industries Incorporated, a Minnesota corporation ("Lund").

                                    RECITALS
         A. IA and its principal shareholders have granted to Lund International Holdings, Inc., a Delaware corporation and the parent of Lund ("Holdings"), an option (the "Option") to purchase stock of IA.

         B. In connection with the Option, IA and Lund desire to enter into certain arrangements regarding the distribution of certain IA products pursuant to the terms and conditions of this Agreement.

                              TERMS AND CONDITIONS
         In consideration of the terms and provisions of this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by the execution and delivery thereof, IA and Lund agree as follows:

I.       EXCLUSIVE MARKETING RIGHTS

         1.       GENERAL.

                  Subject to Section I.5 hereof, IA agrees to sell its products, as set forth on Schedule 1 hereto (the "IA Products") to Lund as the exclusive marketer of the IA Products and Lund agrees to market the IA Products under the Lund label. If IA develops any new products, such new products shall also be subject to this Agreement.

         2.       PURCHASE ORDER AND QUANTITY.

                  All deliveries and sales of IA Products shall be initiated pursuant to the standard Lund purchase order, the current version of which is attached as Schedule 2 hereto. If the terms of any Lund purchase order expressly conflict with the terms and provisions hereof, then this Agreement shall be deemed controlling. IA shall ship the IA Products F.O.B. IA's facilities in Oklahoma City within ten (10) working days of receipt of a purchase order. IA agrees to supply all Lund's requirements for IA's Products.

         3.       PRICES.

                  The price per unit of the IA Products shall be the standard cost of the IA Products, as agreed to by the parties from time to time, plus 10%. The initial standard costs for the IA Products is set forth on Schedule 3 hereto. Standard cost shall not include freight charges. However, Lund shall pay all freight charges, including related administrative expenses. Lund shall pay all invoices on Net 15 day terms.

         4.       PURCHASES OUT OF INVENTORY.

                  IA shall sell, and Lund shall purchase, the IA Products at such time as the IA Products are transferred from work-in-progress to finished goods inventory.

         5.       RETENTION OF MARKETING RIGHTS.

                  Lund's exclusive marketing rights shall not include the OEM and private label customers specified on Schedule 4 hereto. IA retains all marketing rights with respect to such customers.

II.      REPRESENTATIONS AND WARRANTIES

         IA hereby represents and warrants to the other party hereto as follows:

         1.       INSURANCE.

                  IA has obtained and will maintain product liability insurance and blanket contractual liability insurance respecting the IA products in the minimum amount of One Million Dollars ($1,000,000) single limit for bodily injury, death, illness or property damage with an umbrella policy which provides at least an additional $1,000,000 in coverage. During the term of this Agreement, IA shall name Lund as an additional insured under such policies.

         2.       RESALE RIGHTS.

                  IA has not granted any resale or distribution rights or licenses for the IA Products which would restrict or limit Lund's rights hereunder and will not do so during the term of this Agreement.

         3.       INTELLECTUAL PROPERTY.

                  IA has obtained and will maintain all patents, trademarks, copyrights, licenses, permits and authorizations necessary to the manufacture, packaging and other processing of the IA Products and the delivery and sale of such products.

                  4.       WARRANTY.

                  IA warrants its products to be sold under this Agreement against all defects in material and workmanship and warrants that they are suitable for the purposes for which they are sold. The sole remedy for warranty coverage will be replacement of defective products.

         5.       AUTHORIZATION.

                  This Agreement has been duly and validly executed and delivered by IA and Lund and constitutes the valid and binding obligation of IA and Lund, respectively, enforceable against each of IA and Lund in accordance with its terms.

III.     MISCELLANEOUS

         1.       INDEMNIFICATION.

                  (a) IA shall indemnify and hold Lund harmless at all times from, against and in respect of any and all damage, loss, claim or expense (including any and all actions, suits, proceedings, demands, judgments, settlements, costs and legal and other expenses) which Lund may sustain resulting from (i) any misrepresentation, breach of warranty, or noncompliance with any obligation or covenant on the part of IA to be performed under this Agreement, or (ii) any product liability or warranty claim with respect to the IA Products.

                  (b) Lund shall indemnify and hold IA harmless at all times from, against and in respect of any and all damage, loss, claim or expense (including any and all actions, suits, proceedings, demands, judgments, settlements, costs, and legal and other expenses) which IA may sustain resulting from any misrepresentation, breach of warranty, or noncompliance with any obligation or covenant on the part of Lund to be performed under this Agreement.

         2. SUCCESSORS AND ASSIGNS. This Agreement will be binding upon, inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto. Without the consent of the other, neither IA nor Lund shall assign its rights or delegate its obligations hereunder to any other person; and provided, however, that Lund may assign its rights hereunder to an affiliate of Lund, which shall assume Lund's obligations under this Agreement.

         3. ENTIRE AGREEMENT. This Agreement and the exhibits hereto contain the entire understanding of the parties and supersede all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by the parties to be bound.

         4. COUNTERPART SIGNATURES. This Agreement may be executed in counterparts, each of which will be deemed to be an original, but all of which together with constitute one and the same instrument.

         5. GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of Minnesota without giving any effect to principles of conflict of laws.

         6. NOTICES. All notices hereunder shall be in writing and shall be deemed to have been given at the time when mailed by registered or certified mail, addressed to the address below stated of the party to which notice is given, or to such changed address as such party may have fixed by notice:

         To IA:                     Innovative Accessories, Inc.
                                    7949 East I-35 Service Road
                                    Oklahoma City, OK  73149

                                    Attention:  Mr. James A. Nett

         To Lund:                   Lund International Holdings, Inc.
                                    911 Lund Boulevard
                                    Anoka, MN  55303

                                    Attention:  Mr. Jay Allsup

provided, however, that any notice of change of address shall be effective only upon receipt.

         7. INVALIDITY.

         The invalidity or unenforceability of any term or provision of this Agreement shall not affect the other terms and provisions and such invalid or unenforceable term or provision will, in all events, be construed and enforced to the fullest extent permissible under applicable law.

         8. WAIVER.

         The failure of any party to exercise their respective rights under this Agreement regarding any misrepresentation, breach or other default shall not prevent such party from exercising such or any other right hereunder regarding such or any subsequent misrepresentation, breach or default.

         9. TERM.

         This Agreement shall commence as of the date first above written and shall terminate as follows:

                    (a) If the Option expires unexercised, this Agreement shall terminate upon expiration of the Option, unless extended by mutual written agreement of the parties hereto.

                    (b) If the Option is exercised, this Agreement shall
               terminate upon the closing of such exercise.

         IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first written above.

LUND INDUSTRIES INCORPORATED                      INNOVATIVE ACCESSORIES, INC.



By:  /s/ Jay Allsup                               By: /s/ James A. Nett
   Its: Chief Financial Officer                      Its: President